UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 1, 2016

GCI, INC.
(Exact name of registrant as specified in its charter)

State of Alaska	0-5890	91-1820757
(State or other Jurisdiction of Incorporation or organization)	Commission File Number	(I.R.S Employer Identification No.)

2550 Denali Street
Suite 1000
Anchorage, Alaska	99503
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (907) 868-5600

NONE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

o Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.03 - Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

In connection with its previously announced agreement to sell certain communications towers and locations, on August 1, 2016 General Communication, Inc. (“GCI”) and The Alaska Wireless Network, LLC (“AWN”), a wholly owned subsidiary of GCI entered into a Master Lease Agreement (“MLA”) and a separate ground lease (“Ground Lease”) with Vertical Bridge Towers II, LLC (“Tower Operator”) under which AWN agreed to lease colocation space on 276 communications towers and facilities and land for certain satellite dish antennas (collectively the “Leases”) from Tower Operator.

The Leases have an initial term of ten years commencing on the Closing Date with such term being automatically extended for eight additional five year renewal periods subject to certain termination rights. AWN is obligated to pay rent on a monthly basis over the term of the Leases with expected initial annual lease payments of $6,938,640 and $36,780 for the MLA and Ground Lease, respectively. The rent payments will be increased by 2% on an annual basis. AWN’s payment obligations under the Leases are guaranteed by GCI. The Leases contain affirmative and restrictive covenants customary for transactions of this type. The parties will be entitled to terminate one or more lease sites upon certain customary enumerated termination events including (i) failure of Tower Operator to obtain necessary permits to allow AWN to operate its communications equipment at such site, (ii) failure of Tower Operator to eliminate certain electronic or physical interference with AWN’s communications equipment, (iii) damage, destruction or condemnation of the site, or (iv) a breach or failure to perform material obligations under the Leases.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GCI, INC.
(Registrant)

Date: August 4, 2016

	By	/s/ Peter Pounds
Name: Peter Pounds
Title: Chief Financial Officer,
Secretary, Treasurer,
and Director
(Principal Financial Officer)